EXHIBIT 99.1

Commentary for the Week Ended April 3, 2009
Weekly Performance Statistics 1

April 3, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.21%	-0.81%	-5.68%
Class B Units	-0.22%	-0.81%	-5.88%

S&P 500 Total Return Index [2]	3.29%	5.62%	-6.01%
Lehman Long Government Index [2]	-1.14%	-1.90%	-7.10%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3

3The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification

Sector Commentary

Fixed Income

Grant Park’s positions in the domestic and international fixed income markets are predominantly long.

Setbacks this week were predominantly attributed to long positions in the European fixed income markets.  A 25 basis point interest rate cut by the European Central Bank caused a selloff across the region, which moved against our positions.  Prices declined as speculators liquidated long positions, disappointed that the ECB failed to take more aggressive action.  Positions in the German Bunds, UK short sterling, and euribor markets accounted for the majority of losses.

Long Eurodollar positions also added to losses on the belief by investors that the global economy may be entering a period of recovery. A recovery would cause the Federal Reserve to raise interest rates, so investors liquidated long positions and drove prices in the Eurodollar markets downward.

Agriculturals/Softs

Grant Park’s positions in the agriculturals/softs markets are predominantly short.

A rally in the grains markets resulted in losses for Grant Park’s short positions. The USDA’s reports showed lower than expected planting reports and forecasts of weaker supply pushed prices in the corn and wheat markets upwards, contrary to Grant Park’s positions.

A nearly 10% price increase in the cotton markets registered losses for Grant Park’s short positions.  Cotton markets moved higher in response to weakness in the U.S. dollar and strong rallies in the equity markets.

Equity Indices

Grant Park’s positions in the domestic and international equity indices markets are mixed.

Grant Park posted strong gains in the equity indices markets. An improved risk appetite across Australia and Asia pushed share prices higher, in concert with Grant Park’s long positions.  Positions in the Australian SPI, Hong Kong Hang Seng, and MSCI Taiwan indices were among the most profitable.

Long positions in the North American equity markets also added to gains.  The biggest contributors to performance were long positions in the S&P 500, NASDAQ 100 and Russell 3000 indices.  Share price moves were driven by improved investor sentiment as a result of the G20 summit and the passing of a law which allows more lenient pricing for toxic assets.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.